As filed with the Securities and Exchange Commission on June 1, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SKY FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Ohio	34-1372535
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

221 South Church Street Bowling Green, Ohio	43402
(Address of Principal Executive Offices)	(Zip Code)

BELMONT NATIONAL BANK 401(K) PROFIT SHARING PLAN

(Full title of the plan)

W. Granger Souder, Jr., Esq.

Executive Vice President, General Counsel and Secretary

Sky Financial Group, Inc.

221 South Church Street

Bowling Green, Ohio 43402

(Name and address of agent for service)

(419) 327-6300

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1) (2) (3)	Amount to be registered (1) (2) (3)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price (4)	Amount of registration fee (4)
Common stock, without par value	7,159 shares	$28.675	$205,284	$24.16

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “1933 Act”), this registration statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the employee benefit plan described herein. No registration fee is payable with respect to such interests, in accordance with Rule 457(h)(2).
(2)	The Common Stock registered hereby includes rights (“Rights”) issuable pursuant to the Rights Agreement between the Registrant’s predecessor, Citizens Bancshares, Inc. and The Citizens Banking Company, as Rights Agent dated as of July 21, 1998. Rights are currently attached to and traded with the Common Stock (including the shares registered hereunder). The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.
(3)	Pursuant to Rule 416(a) under the 1933 Act, this registration statement shall be deemed to cover any additional shares of Common Stock which may be offered pursuant to the Belmont National Bank 401(k) Profit Sharing Plan as a result of stock splits, stock dividends and certain other events.
(4)	Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the amount of the registration fee, based on the average of the high and low prices per share of the Registrant’s Common Stock on May 27, 2005, as reported on the Nasdaq National Market.

PART I – INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Sky Financial Group, Inc., an Ohio corporation (the “Registrant”), will deliver the document containing the information in Part I of this Registration Statement on Form S-8 to each participant in the Belmont National Bank 401(k) Profit Sharing Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “1933 Act”). Such document is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). Such document and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II – INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated by reference herein:

(i) the Plan’s Annual Report on Form 11-K for the year ended December 31, 2003;

(ii) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004;

(iii) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

(iv) the Registrant’s Current Reports on Form 8-K dated March 18, March 1, February 2, and January 3, 2005;

(v) the description of the Registrant’s common stock, without par value, contained in the Registrant’s Registration Statement on Form 8-A filed by the Registrant’s predecessor, Citizens Bancshares, Inc., on January 23, 1990 pursuant to Section 12 of the 1934 Act and all amendments thereto and reports filed with the Commission for the purpose of updating such description;

(vi) the description of the Rights contained in the Registrant’s Registration Statement on Form 8-A filed by the Registrant’s predecessor, Citizens Bancshares, Inc., on September 17, 1998 pursuant to Section 12 of the 1934 Act and all amendments thereto and reports filed with the Commission for the purpose of updating such description; and

(vii) all documents subsequently filed with the Commission by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

To the extent that any document is incorporated by reference herein, such incorporation shall not include any information contained in such document which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the 1934 Act.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Ohio law, generally, a corporation may indemnify any director, officer, employee or agent for reasonable expenses incurred in connection with the defense or settlement of any threatened, pending or completed action or suit related to the person’s position with the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to a criminal action or proceeding, the person must also have had no reasonable cause to believe his or her conduct was unlawful. Ohio law requires a corporation to indemnify any person for reasonable expenses incurred if he or she was successful in the defense of any action, suit or proceeding or part thereof. Ohio law prohibits indemnification of a person finally judged to have been knowingly fraudulent or deliberately dishonest or who has acted with willful misconduct or in violation of applicable law. Finally, Ohio law requires a corporation to provide expenses to a person in advance of final disposition of the action, suit or proceeding if the person undertakes to repay any advanced amounts if it is ultimately determined that he or she is not entitled to indemnification. Federal law places additional restrictions on the indemnification a corporation may provide to its directors, officers and employees. Specifically, federal law prohibits indemnification for violations of federal securities laws, cease and desist orders, and removal orders.

The Registrant’s code of regulations provides for indemnification to the fullest extent permitted by law. In addition, Sky Financial has entered into indemnification agreements with its directors and certain executive officers. The indemnification agreements provide that: the Registrant is required to pay an indemnified party’s expenses and liabilities in any proceeding, including a shareholder derivative action, to the fullest extent permitted by law; the Registrant is required to advance expenses of defending against litigation to the indemnitee and obligates the indemnitee to repay those amounts if it is ultimately determined that the indemnitee is not entitled to indemnification; the indemnified party is presumed to have met the applicable standard of conduct required for indemnification and the Registrant must overcome the presumption in reaching any contrary determination; and the determination of an indemnitee’s entitlement to indemnification must be made no later than 60 days after any submission by the indemnitee of a sworn request for indemnification.

The Registrant is also authorized to purchase and maintain director’s and officer’s liability insurance for its directors, officers, employees and agents.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description
4.1	Registrant’s Seventh Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed as of May 10, 2004).

4.2	Registrant’s Amended and Restated Code of Regulations (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 filed as of March 29, 2002).

4.3	Shareholder Rights Agreement, dated as of July 21, 1998, between Citizens Bancshares, Inc., the Registrant’s predecessor, and The Citizens Banking Company, as Rights Agent (incorporated by reference to Exhibit 4 of the Registration Statement filed on Form S-4 (No. 333-60741) of Citizens Bancshares, Inc., the Registrant’s predecessor).

5	IRS Determination Letter.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Crowe Chizek and Company LLC.

23.3	Consent of Seber Tans Dillenbeck Howard & Draft, PLC.

24	Powers of Attorney (included on the signature page of this Registration Statement).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bowling Green, and the State of Ohio, on this 1st day of June, 2005.

SKY FINANCIAL GROUP, INC.

By:	/s/ W. Granger Souder, Jr.
Name:	W. Granger Souder, Jr.
Title:	Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marty E. Adams and W. Granger Souder, Jr., and each or either of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Sky Financial Group, Inc. to comply with the Securities Act of 1933 (the “1933 Act”) and any requirements of the filing with the Securities and Exchange Commission (the “Commission”) of this registration statement on Form S-8 under the 1933 Act, including specifically, but without limitation, power and authority to sign the name of the undersigned to any amendments to this registration statement (including post-effective amendments) and additional registration statements filed in accordance with General Instruction E to Form S-8 to register additional securities, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable securities laws, and to file the same, together with other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each or either of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Marty E. Adams Marty E. Adams	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)	June 1, 2005

/s/ Kevin T. Thompson Kevin T. Thompson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 1, 2005

/s/ George N. Chandler, II George N. Chandler, II	Director	June 1, 2005

/s/ Robert C. Duvall Robert C. Duvall	Director	June 1, 2005

/s/ Marylouise Fennell Marylouise Fennell	Director	June 1, 2005

/s/ D. James Hilliker D. James Hilliker	Director	June 1, 2005

Fred H. “Sam” Johnson, III	Director	, 2005

/s/ Jonathan A. Levy Jonathan A. Levy	Director	June 1, 2005

/s/ Gerard P. Mastroianni Gerard P. Mastroianni	Director	June 1, 2005

/s/ Thomas J. O’Shane Thomas J. O’Shane	Director	June 1, 2005

/s/ Gregory L. Ridler Gregory L. Ridler	Director	June 1, 2005

/s/ Emerson J. Ross, Jr. Emerson J. Ross, Jr.	Director	June 1, 2005

C. Gregory Spangler C. Gregory Spangler	Director	June 1, 2005

/s/ Joseph N. Tosh, II Joseph N. Tosh, II	Director	June 1, 2005

/s/ R. John Wean III R. John Wean III	Director	June 1, 2005

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Sky Financial Group, Inc. Benefits Plan Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bowling Green, and the State of Ohio, on this 1st day of June, 2005.

BELMONT NATIONAL BANK 401(K) PROFIT SHARING PLAN

By:	Sky Financial Group, Inc. Benefits Plan Committee

	By:	/s/ W. Granger Souder, Jr.
	Name:	W. Granger Souder, Jr.
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1	Registrant’s Seventh Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed as of May 10, 2004).

4.2	Registrant’s Amended and Restated Code of Regulations (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 filed as of March 29, 2002).

4.3	Shareholder Rights Agreement, dated as of July 21, 1998, between Citizens Bancshares, Inc., the Registrant’s predecessor, and The Citizens Banking Company, as Rights Agent (incorporated by reference to Exhibit 4 of the Registration Statement filed on Form S-4 (No. 333-60741) of Citizens Bancshares, Inc., the Registrant’s predecessor).

5	IRS Determination Letter.

23.1	Consent of Deloitte and Touche LLP.

23.2	Consent of Crowe Chizek and Company LLC.

23.3	Consent of Seber Tans Dillenbeck Howard & Draft, PLC.

24	Powers of Attorney (included on the signature page of this Registration Statement).